SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC






                                    FORM 8-K





                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




                        Date of Report: DECEMBER 30, 1997




                        GOLDEN EAGLE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)




    Colorado                       0-23726                       84-1116515
(State of other                  (Commission                    (IRS Employer
jurisdiction of                  File Number)                Identification No.)
                                incorporation)




          4949 South Syracuse Street, Suite 300, Denver, Colorado 80237
          -------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)




       Registrant's telephone number, including area code: (303) 694-6101

Item 1. Changes in Control of Registrant
        --------------------------------

     None


Item 2. Acquisition or Disposition of Assets
        ------------------------------------

     None


Item 3. Bankruptcy or Receivership
        --------------------------

     None


Item 4. Changes ruin Registrant's Certifying Accountant
        -----------------------------------------------

     None


Item 5. Other Events
        ------------

     Change in Corporate Counsel

     The Company has terminated the services of Michael A. Littman as its counsel, and has retained the services of Russell C. Burk, Esq., 8547 E. Arapahoe Road, Suite J294, Englewood, Colorado 80112; phone (303) 683-9119; fax
(303) 683-9146.

     Negotiation of Open-pit Mining Contract

     The Company's majority-owned subsidiary, Eagle Mining of Bolivia, Ltd., has negotiated the terms of an open-pit mining contract to increase production levels at its Cangalli, Bolivia gold mining operation. Golden Eagle will scale down its shaft mining operations due to less-than-expected production results and the lower cost of operating open-pit mines. The Company's third quarter production totaled 5,605 grams of gold with a value of US$56,760, while October production amounted to 3,255 grams of gold with a value of $31,395. Total fourth quarter projections indicate a 66% quarterly increase over third quarter figures.

     The mining contract is with Ingenieria de Servicios  Profesionales,  S.R.L.
(ISP), an engineering and earth moving company located in La Paz, Bolivia. The contract calls for a 24-hour-per-day operation employing three 25-ton dump trucks, one 15-ton dump truck, one 950 Caterpillar front-end loader, one 930 Caterpillar-equivalent front-end loader, two 15-ton dump trucks on stand-by, and various compressors, generators and support equipment. ISP's equipment would be added to Golden Eagle's current rolling stock, which includes two D85 Komatsu bulldozers, one leased 950 Caterpillar-equivalent front-end loader, one 930 Caterpillar front-end loader, and two leased 6-ton dump trucks. ISP's calculations, because of the short haul distance, fixed the daily production of the entire operation at 8, 000 to 10,000 tons of head material per day.

     The ISP contract will be executed once efforts to improve the Company's fine gold recovery process are completed. The Company's Cueva Playa open-pit mine site is currently undergoing modifications, including the installation of a new flow-sheet, to increase the levels of fine gold recove ry.

     Guido Paravicini, M.A., Eng., an independent mining engineer and geophysicist hired by the Company to perform geological evaluations of the Cangalli property, has projected that, with a conservative calculation of 2 grams per ton (g/t) of recoverable gold, daily gross production from Cuev a Playa could reach 500 to 650 troy ounces of gold (approximately US$150,000 to US$200,000 per day at US$300 per ounce). ISP and Eagle Mining of Bolivia, Ltd. have conservatively estimated that combined operating costs would not exceed 40% of gross sales, resulting in daily net revenues of approximately US$90,000 to US$120,000, or monthly net revenues of US$2.25 million to US$3 million. (The Company cannot guarantee that Mr. Paravicini's projections are accurate, nor that they will necessarily re sult from the ISP contract.)

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



     In addition, the Company's subsidiary reports that it is in compliance with its contract with the United Cangalli Gold Mining Cooperative and continues to work closely with the Cooperative's leadership.

     Negotiation of Consulting Contracts for Services

     The Company's Bolivian subsidiary, Eagle Mining of Bolivia, Ltd., has negotiated a contract with a Bolivian consulting firm, COPROFI. COPROFI's resume of consultants includes mining engineers, geologists, metallurgists, civil engineers, architects and economists. Pursuant to the agreeme nt's terms, COPROFI will evaluate production enhancement, provide an environmental impact statement required by recent Bolivian legislation, and perform reserve calculations and quantifications. Additional services to be provided by COPROFI include analysis, evaluation and recommendations in the following areas: mine workings, mine safety, production costs, topographical surveying, administrative systems and provisioning, inventory control and asset evaluation, investment return, acquisition and gro wth opportunities, and community support services.

     The services provided by COPROFI are expected by Golden Eagle management to improve production levels and increase the flow of critical information needed to develop future growth strategies.

     The Company also announced contracting the expertise of a respected Bolivian metallurgist, German Zambrana, M.A., Eng. Mr. Zambrana is focusing his vast experience in the area of fine gold recovery to aid Golden Eagle in improving its open-pit recovery process. He has been a staff metallurgist with the United Nations and major mining companies, focusing on fine gold recovery issues in such diverse locations as Malaysia, Indonesia, and Brazil. Following two site visits to the Company's Cangalli operation, Mr. Zambrana reported that in excess of 50% of the fine gold being processed was being lost due to present recovery methods. Mr. Zambrana is currently developing a new flow sheet designed to increase recovery levels; Golden Eagle expects the modifications to be completed by the end of January 1998. Management expects that Mr. Zambrana's expertise in fine gold recovery will play a vital role in improving the Company's open-pit capabilities as it prepares to execute the contract with Ingenieria de Servicios Profesionales.


Item 6. Resignation of Directors
        ------------------------

     None


Item 7. Financial Statements, Pro Forma Financials and Exhibits
        -------------------------------------------------------

     Financials: None.

     Exhibits: Exhibit 1 - Report on site visit to Cangalli, Bolivia property by
                           Donald M. Hausen, Ph.D.



                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 30, 1997                GOLDEN EAGLE INTERNATIONAL, INC.



                                        By: /s/  Mary A. Erickson
                                           -------------------------------------
                                           Mary A. Erickson, Secretary





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